Exhibit 99.1

Flexsteel Announces Double Digit Sales Growth and Record Earnings

DUBUQUE, Iowa--(BUSINESS WIRE)--February 5, 2013--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported net sales of $185.8 million, a 12% increase for the six month period ended December 31, 2012 as compared to the prior year six month period. Residential net sales were $148.9 million in the current six month period, an increase of 15% from the prior year six month period of $129.5 million. Commercial net sales were approximately $37.0 million in the current and prior year six month periods.

The Company reported record net income of $5.8 million or $0.80 per share for the six month period ended December 31, 2012 compared to $5.3 million or $0.76 per share for the prior six month period.

For the quarter ended December 31, 2012 net sales were $94.6 million, an 11% increase over prior year quarter net sales of $85.0 million. Residential net sales were $76.6 million in the current quarter, an increase of 14% from the prior year quarter of $67.0 million. Commercial net sales were approximately $18.0 million in the current and prior year quarters.

The Company reported net income of $2.9 million or $0.40 per share for the quarter ended December 31, 2012 compared to $2.9 million or $0.42 per share for the prior year quarter.

Selling, general and administrative (SG&A) expenses were 19.2% and 18.8% of net sales for the quarter and six month period ended December 31, 2012, respectively, and include $0.7 million, or $0.06 per share, for employment inducement costs. Excluding these costs, SG&A was 18.4% for the current year quarter compared to 18.6% for the prior year quarter and 18.4% compared to 18.7% for the six month periods ended December 31, 2012 and 2011, respectively.

Working capital (current assets less current liabilities) at December 31, 2012 was $105.8 million compared to $103.7 million at June 30, 2012. Changes in working capital from June 30, 2012 to December 31, 2012 include a reduction in cash of $5.8 million offset by increases in inventory of $5.0 million, other current assets of $1.9 million and accounts receivable of $0.5 million, and a reduction in current liabilities of $0.4 million. The higher inventory levels support the increases in residential sales volume and expanded product offerings.

The decrease in cash of $5.8 million during the first six months of fiscal year 2013 reflects net cash provided by operating activities of $2.1 million, capital expenditures of $4.9 million and payment of three quarterly dividends totaling $3.1 million. The Company expects that capital expenditures will be approximately $1.0 million for the remainder of fiscal year 2013.

All earnings per share amounts are on a diluted basis.

Outlook

The Company believes that moderate top line growth will continue through the end of fiscal year 2013. Residential growth will continue with existing customers and products, and through expanding our product portfolio and customer base. The Company expects current order trends for commercial products to continue for the remainder of the fiscal year. The Company is confident in its ability to take advantage of market opportunities. However, our optimism is tempered due to economic uncertainty and its impact on the consumers’ confidence and willingness to buy.

The Company remains committed to its core strategies, which include a wide range of quality product offerings and price points to the residential and commercial markets, combined with a conservative approach to business. We will maintain our focus on a strong balance sheet through emphasis on cash flow and improving profitability. We believe these core strategies are in the best interest of our shareholders.

Conference Call

We will host a conference call on February 6, 2013, at 10:30 a.m. Central Time. To access the call, please dial 1-866-830-5279 and provide the operator with ID# 58147478. A replay will be available for two weeks beginning approximately two hours after the conclusion of the call by dialing 1-800-585-8367 and entering ID# 58147478 .

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, including expenses related to the Indiana civil litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, inflation, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

About Flexsteel

Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, importer and marketer of quality upholstered and wood furniture for residential, recreational vehicle, office, hospitality and healthcare markets. All products are distributed nationally.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	December 31,	June 30,
	2012	2012

ASSETS

CURRENT ASSETS:
Cash	$8,149	$13,970
Trade receivables, net	34,084	33,601
Inventories	87,731	82,689
Other	7,236	5,333
Total current assets	137,200	135,593

NONCURRENT ASSETS:
Property, plant, and equipment, net	32,624	29,867
Other assets	15,953	16,212

TOTAL	$185,777	$181,672

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$13,826	$12,973
Accrued liabilities	17,574	18,876
Total current liabilities	31,400	31,849

LONG-TERM LIABILITIES:
Other long-term liabilities	9,580	10,381
Total liabilities	40,980	42,230

SHAREHOLDERS’ EQUITY	144,797	139,442

TOTAL	$185,777	$181,672

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
NET SALES	$94,590	$85,001	$185,827	$166,522
COST OF GOODS SOLD	(71,843)	(64,543)	(141,979)	(127,100)
GROSS MARGIN	22,747	20,458	43,848	39,422
SELLING, GENERAL AND
ADMINISTRATIVE	(18,150)	(15,765)	(34,860)	(31,096)
OPERATING INCOME	4,597	4,693	8,988	8,326
OTHER INCOME:
Interest and other income	65	45	225	170
INCOME BEFORE INCOME TAXES.	4,662	4,738	9,213	8,496
INCOME TAX PROVISION	(1,740)	(1,790)	(3,420)	(3,170)
NET INCOME	$2,922	$2,948	$5,793	$5,326
AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING:
Basic	7,030	6,763	6,984	6,745
Diluted	7,275	6,967	7,245	6,968
EARNINGS PER SHARE OF
COMMON STOCK:
Basic	$0.42	$0.44	$0.83	$0.79
Diluted	$0.40	$0.42	$0.80	$0.76

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Six Months Ended
	December 31,
	2012	2011
OPERATING ACTIVITIES:
Net income	$5,793	$5,326
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation	1,772	1,404
Deferred income taxes	(353)	(71)
Stock-based compensation expense	860	493
Change in provision for losses on accounts receivable	88	(180)
Gain on disposition of capital assets	(3)	(16)
Changes in operating assets and liabilities	(6,092)	(4,950)
Net cash provided by operating activities	2,065	2,006

INVESTING ACTIVITIES:
Net purchases of investments	(623)	(290)
Proceeds from sale of capital assets	3	16
Capital expenditures	(4,918)	(2,676)
Net cash used in investing activities	(5,538)	(2,950)

FINANCING ACTIVITIES:
Dividends paid	(3,148)	(1,180)
Proceeds from issuance of common stock	800	106
Net cash used in financing activities	(2,348)	(1,074)

Decrease in cash	(5,821)	(2,018)
Cash at beginning of period	13,970	17,889
Cash at end of period	$8,149	$15,871

CONTACT:
Flexsteel Industries, Inc., Dubuque, IA
Timothy E. Hall, Chief Financial Officer, 563-585-8392